COUNTRY MUTUAL FUNDS TRUST
SECOND AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

THIS SECOND AMENDMENT, effective as of May 1, 2009, to the Fund Accounting Servicing Agreement dated as of May 1, 2006, as amended July 28, 2006 (the "Agreement"), is entered into by and between COUNTRY MUTUAL FUNDS TRUST, a Delaware statutory trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties desire to extend the length of the Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by the parties; and

NOW, THEREFORE, the parties agree that the Agreement is hereby amended as follows:

Section 15, Term of Agreement; Amendment shall be superseded and replaced with the following:

15.          Term of Agreement; Amendment

This Agreement shall become effective as of May 1, 2009 and will continue in effect for a period of one (1) year. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

COUNTRY MUTUAL FUNDS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Erik Gravelle	By: /s/ Michael R. McVoy

Name: Erik Gravelle	Name: Michael R. McVoy

Title: VP, CMFT	Title: Executive Vice President